Exhibit 1

AMENDMENT NO. 1 TO JOINT FILING AGREEMENT

This Amendment No. 1 to Joint Filing Agreement is entered into as of this 30th day of December, 2011 (this “Amendment”), among Scott R. Silverman, William J. Caragol and R & R Consulting Partners, LLC (R &R Consulting Partners, LLC, together with Mr. Silverman and Mr. Caragol the “Reporting Persons”). This Amendment amends the Joint Filing Agreement (the “Joint Filing Agreement”) dated as of November 17, 2009, among Mr. Silverman, Mr. Caragol and R & R Consulting Partners, LLC.

WHEREAS, the Reporting Persons desire to amend the Joint Filing Agreement to remove Mr. Caragol as a party to the Joint Filing Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Reporting Persons hereto agree as follows:

1. Withdrawal from Joint Filing Agreement. The Joint Filing Agreement is hereby amended to provide that Mr. Caragol is no longer a party to the Joint Filing Agreement.

2. Joint Filing Agreement. Except as amended hereby, the Joint Filing Agreement shall remain in full force and effect and is hereby ratified, confirmed and approved in all respects.

The Amendment may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned hereby execute this Amendment as of this 30th day of December, 2011

/s/ William J. Caragol
Name: William J. Caragol

/s/ Scott R. Silverman
Name: Scott R. Silverman

R & R CONSULTING PARTNERS, LLC

/s/ Scott R. Silverman
Name: Scott R. Silverman
Title: Managing Member